Exhibit 99. (d)(21)(B)

Notice of Termination of Subadvisory Agreement as to

Floating Rate Income Fund

(a Series of John Hancock Funds II)

Western Asset Management Company

Notice is hereby given pursuant to Section 8 of the Subadvisory Agreement (the Agreement'') dated January 1, 2014, as amended, between John Hancock Advisers, LLC and Western Asset Management Company ("WAMCO'') that the Agreement as to Floating Rate Income Fund is terminated effective as of the close of business on August 29, 2018. The Agreement will continue to remain in effect as to all other portfolios listed in Appendix A to the Agreement on and after August 29, 2018.

Executed this 21st day of June 2018.

John Hancock Advisers, LLC

By: /s/ Leo Zerilli
Name: Leo Zerilli
Title: Senior Vice President and Chief Investment Officer

WAMCO hereby waives its right to 60 days notice of such termination as provided for in Section 8 of the Agreement.

Western Asset Management Company

By: /s/ Karlen Powell
Name: Karlen Powell
Title: Manager of Client Service and Marketing Support